SkyShares Calculator

Important Legal Information

For more detailed information about the exchange, see Delta's Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated May 28, 2003, available in the Option Exchange site on the HR Employee Connection or at http://investor.delta.com/edgar.cfm. The Offer to Exchange contains full information about the option exchange program, the conditions of the program and risks you would incur by participating in the program.

In order to participate in the option exchange program, you must follow the instructions in the Offer to Exchange. You must be eligible to participate in the option exchange program, as described in the Offer to Exchange. Only certain outstanding stock options of Delta are eligible to be exchanged. These options are also described in the Offer to Exchange.

The Offer to Exchange and this calculator provide the tools that may help you decide whether to participate in the option exchange program. For complete terms and conditions, please review the Offer to Exchange. If there's a discrepancy between the information in this calculator and the Offer to Exchange, the Offer to Exchange will govern. Participation in the option exchange program does not constitute a contract of employment or otherwise guarantee employment with Delta or its subsidiaries. This is a one-time offer to exchange existing options in order to receive a fewer number of replacement options with a new exercise price. We expect to grant the replacement options on the first business day that is six months and one day after your existing options have been cancelled. Delta expects that the grant of replacement options will occur on December 26, 2003.

There can be no assurances that any existing or replacement stock options will result in gains or that exchanging existing options would be more advantageous than keeping them. Delta is not advising you to participate in the option exchange program. There are risks in participating in the program, as outlined in the Offer to Exchange. Only you are responsible for deciding whether to exchange your existing stock options. Remember, when participating in a stock-based program, you take on a number of risks, including company risk and market risk. The price of stock can go up or down.

Some of this material contains examples of Delta common stock prices. These examples are hypothetical and for illustration purposes only. Delta makes no forecast or projection regarding the future market price of Delta common stock. You should not rely on these hypothetical prices for any reason. Discussions of potential value are based on the following formula:

the assumed market price *multiplied by* the number of options to be exercised
minus
the exercise price *multiplied by* the number of options to be exercised

the assumed market price *multiplied by* the number of options to be exercised
minus
the exercise price *multiplied by* the number of options to be exercised

These potential value calculations do not take into account taxes, commissions and fees you must pay when you exercise stock options and sell the underlying shares. The examples assume that the options are exercised in full and the underlying shares are sold.

This material is not intended to provide tax advice. The taxation of stock options is complex, and taxes vary depending on individual circumstances. It is your responsibility to comply with tax and reporting regulations. We recommend consulting a professional tax advisor to discuss your individual situation.

This material is for communication purposes only and is non-binding. It's intended to explain this opportunity in plain language that you can understand. Examples and descriptions are for illustrative purposes only and are not forecasts of the value of Delta common stock.

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Delta

Employees who are eligible to participate have the opportunity to exchange outstanding SkyShares stock options for a fewer number of replacement options with a new exercise price. We expect to grant the replacement options on the first business day that is six months and one day after the existing options are cancelled.

Enter the number of unexercised stock options that were granted in*:		If you exchange your unexercised stock options, you'll receive the following number of replacement options:
1996 (exercise price $34.50)		
1997 (exercise price $49.00)		
1998 (exercise price $50.5938)		
	Total	Total

EXCHANGE

Click here to see how many replacement stock options you'll receive if you elect to exchange your unexercised options.

* This number is on your May 2, 2003 Merrill Lynch recordkeeping statement that was mailed with Delta's Offer to Exchange. If you cannot locate your recordkeeping statement and you know your Personal Identification Number (PIN), please visit the Merrill Lynch website at www.benefits.ml.com to get details of the existing options. If you don't know your PIN, call Merrill Lynch at 888-335-8218 between 8:00 a.m. and 7:00 p.m. ET on weekdays.

If you elect to exchange your stock options, you'll be granted replacement options that become exercisable one year after their grant date. Delta expects the grant date for the replacement options will be December 26, 2003. The remaining term of your replacement stock options will be equal to the remaining term of the options you exchanged.

If your existing stock options were granted in:	If the existing options are cancelled on June 25, 2003, the replacement options will expire*:
1996	**3 years and 4 months after the replacement options are granted**
1997	**4 years and 4 months after the replacement options are granted**
1998	**5 years and 4 months after the replacement options are granted**

* The remaining term is rounded to the nearest full month. The actual term may be a few days more or less. Your option term may be affected by earlier terminations and forfeitures.

The potential value of your stock options depends on your exercise price and the market price of Delta's common stock in the future. To compare the potential value of your existing options to the potential value of replacement options, you'll need to make some assumptions about Delta's future stock price. Consider trying a number of different assumptions before deciding whether to trade in your options and participate in the exchange.

Enter an estimated stock price for the date the replacement options will be granted. This grant date is expected to be on December 26, 2003.

Estimated future price of Delta's common stock on the grant date of replacement options: $ 12

In this box, enter an estimated stock price for a date further in the future keeping in mind the remaining term of your options. The calculator will use this price to compare the potential value of your existing stock options to the potential value of your replacement stock options assuming Delta's common stock price is the price you enter. Enter your estimate, click on CALCULATE and scroll down to see the potential value based on your estimate. $ 15

CALCULATE

Scroll down to see your results

For the 52 weeks ending on May 1, 2003:

52-week low stock price	$6.10
52-week average stock price	**$14.09**
52-week high stock price	$28.49

Past stock performance is not an indicator of future stock performance.

Click here to see a graph of Delta's closing stock prices on the New York Stock Exchange over the last 10 years.

Click here for important legal information.

Potential Value

	Existing Options	Replacement Options
Based on your assumptions, at a price of $15 per share:	$ $0.00	$ $501.00

Review your results:

The following will help determine the difference between the potential value of keeping your existing stock options and exchanging them for replacement stock options:

Based on your assumptions, your potential advantage from exchanging your stock options is $501.

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $12, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement stock options will be greater than the potential value of your existing stock options for all stock prices at or below $45.78.

Enter an estimated stock price for the date the replacement options will be granted. This grant date is expected to be on December 26, 2003.

Estimated future price of Delta's common stock on the grant date of replacement options: $ 15

In this box, enter an estimated stock price for a date further in the future keeping in mind the remaining term of your options. The calculator will use this price to compare the potential value of your existing stock options to the potential value of your replacement stock options assuming Delta's common stock price is the price you enter. Enter your estimate, click on CALCULATE and scroll down to see the potential value based on your estimate. $ 50

CALCULATE

Scroll down to see your results

For the 52 weeks ending on May 1, 2003:

52-week low stock price	$6.10
52-week average stock price	**$14.09**
52-week high stock price	$28.49

Past stock performance is not an indicator of future stock performance.

Click here to see a graph of Delta's closing stock prices on the New York Stock Exchange over the last 10 years.

Click here for important legal information.

Potential Value

	Existing Options	Replacement Options
Based on your assumptions, at a price of $50 per share:	$ $7,750.00	$ $5,845.00

Review your results:

The following will help determine the difference between the potential value of keeping your existing stock options and exchanging them for replacement stock options:

Based on your assumptions, the potential value of your existing stock options exceeds the potential value of your replacement stock options.

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $15, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement stock options will be greater than the potential value of your existing stock options for all stock prices at or below $44.27.


Delta Air Lines Stock History
(DAL)
$80
$70
$60
$50
$40
$30
$20
$10
$0
1997 SkyShares
Exercise Price $49.00
1998 SkyShares
Exercise Price $60.5938
1996 SkyShares
Exercise Price $34.50
12/1993
12/1994
12/1995
12/1996
12/1997
12/1998
12/1999
12/2000
12/2001
12/2002
MAY 2003

This graph shows Delta's closing stock prices on the New York Stock Exchange over the last 10 years. However, past stock price is not a guarantee of future results and is not a predictor of future stock performance.

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